Exhibit 99.1
www.angieslist.com

Angie's List Announces Debt Refinancing
INDIANAPOLIS — September 29, 2014 — Angie's List (NASDAQ: ANGI) today announced that on September 26, 2014, it entered into a new $85 million credit agreement to provide increased financial flexibility for investments in growth. The new debt agreement consists of a five-year, $60 million senior secured term loan facility and a $25 million senior secured delayed draw facility, which is available for borrowing through the third quarter of 2017.

Amounts outstanding under the credit agreement bear interest at LIBOR plus 6.75% or the reference rate plus 5.75%, as determined by the Company. The Company used a portion of the proceeds from the term loan to retire $15 million of debt that was outstanding under its prior facility and to pay bank and lender fees and transaction costs.

“With our previous credit facility scheduled to mature in 2015, and an attractive interest rate environment, it is the right time to refinance our debt," commented Tom Fox, Chief Financial Officer at Angie's List. "The new debt structure will provide us with additional flexibility and liquidity to continue to invest in growth while reducing our interest rate and further strengthening our balance sheet."

The credit facility is secured by substantially all of the Company’s assets. The terms of the facility will provide for customary representations and warranties, covenants and events of default.

TCW Asset Management Company is the lender for the credit facilities. William Blair & Company, LLC served as financial advisor to Angie’s List on the transaction.

About Angie’s List
Angie's List helps facilitate happy transactions between more than 2.8 million consumers nationwide and its collection of highly-rated service providers in 720 categories of service, ranging from home improvement to health care. Built on a foundation of authentic reviews of local service, Angie’s List connects consumers directly to its online marketplace of services from member-reviewed providers, and offers unique tools and support designed to improve the local service experience for both consumers and service professionals.

CONTACT:
Investor Relations:
Leslie Arena
Angie's List
317-808-4527
lesliea@angieslist.com

Public Relations:
Cheryl Reed
Angie's List
317-396-9134
cherylr@angieslist.com